EXHIBIT 1


                           MINUTES OF A MEETING OF THE
               BOARD OF DIRECTORS OF PAN ASIA COMMUNICATIONS CORP.
                      HELD ON THE 4th DAY OF DECEMBER, 2002



The following resolutions were passed by the Board of Directors of Pan Asia Communications Corp. (the "Company") having been consented to and adopted in writing by all the Directors of the Company as at December 4, 2002.

WHEREAS, the undersigned is the sole director of Pan Asia Communications Corp., a Nevada company, and it is desired that the action set forth underneath shall be adopted:

NOW THEREFORE the undersigned hereby adopts the following resolution, which shall have the same force and effect as if adopted at a duly called meeting of the Directors:

RESOLVED THAT:

      1. The Board of Directors accepts the resignation of Mr. Rod Jao as President and as a director;

      2. The Board of Directors appoint Mr. Mark Glusing as a director who has agreed by consent to act as a director of the corporation;

      3. The Board of Directors appoint Mr. Mark Glusing to the position of President of the corporation.


EFFECTIVE  this  4th  day  of  December,  2002.




/s/  Cecil Morris
-----------------------------------
Cecil Morris
Director / Secretary


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